Exhibit 10.2

500 LA TERRAZA BLVD ESCONDIDO, CA 92025

07/01/2009
PASSIONATE PET, INC
John J Dunn
18871 TELLER AVE
IRVINE, CA 92612

Dear John J Dunn:

This letter is to confirm that Wells Fargo Bank, National Association (also referred to as "Wells Fargo SBA Lending" and the "Bank"), subject to all the terms and conditions contained herein, has agreed to make available to PASSIONATE  PET, INC ("Borrower") the following described credit accommodation, so long as there has been no material adverse change in Borrower's financial condition as determined by the Bank.

Loan Amount:	$507,300.00 Bank SBA 7A term loan with construction.
Purpose:	To finance leasehold improvements, equipment, fixtures, inventory and working capital for start up retail pet store in Irvine, CA
Interest Rate:
Adjustable Rate based on the Prime Rate as listed in the Wall Street Journal plus a spread of 2.75%. Based on the current Prime Rate and the spread, the current interest rate is 6.00%. The initial interest rate will be based upon the Prime Rate that was in effect on the first business day of the month in which the application was received by Small Business Administration. Thereafter, the interest rate will be adjusted on a monthly basis.

Note: The percentage over the Wall Street Journal Prime Rate as set forth above for each option is valid for 45 days from the date hereof. If the loan does not close within such 45 day period, Wells Fargo SBA Lending reserves the right to adjust such percentage.

Repayment:
Principal and interest shall be amortized over 108 months after a 12 month interest only period. If the loan were to close today, the monthly payments would be approximately $6,090.52.

The SBA requires that the Bank must adjust the payment amount monthly to amortize principal over the remaining term of the loan.

The SBA also requires that the Bank apply each installment payment first to pay interest accrued to the day the Bank receives the payment, then to bring principal current, then to pay any late fees, and will apply any remaining balance to reduce principal.

Maturity Date:	108 months after a 12-month interest only period from the date of the loan documents.
Packaging Fees:	As a consideration for Wells Fargo SBA Lending making this conditional approval, a non-refundable packaging fee of $1,000 must be received.
SBA Fees:	Waived (Waiver of SBA fee is subject to reinstatement by the Small Business Administration)
PIRT Title Insurance Fees:	Not to exceed $200 (This is a non-refundable fee)

Sources and Uses:	The estimated sources and uses of the funds used for the Project would be as follows:

SOURCES AND USES OF FUNDS
	7A	Borrower	Tot. Proj. Cost
Leasehold improvements*	$--	$50,000	$50,000
LI soft costs (arch-eng-plans/permits/offsites)*	$--	5,000	5,000
Interim Interest*	$16,300	--	16,300
LI-contingency	$5,000	--	5,000
Equipment	$85,000	--	85,000
Fixtures	$171,000	--	$171,000
Working Capital	$30,000	164,000	$194,000
Inventory	$200,000	$--	$200,000
Packaging Fee	$--	1,000	1,000
Other misc fees*	$--	700	700
Total	$507,300	$220,700	$728,000
Percentage	70%	30%	100%

*These figures are estimates and final costs could be higher than what is displayed in the table above. If final figures are higher, the additional costs will be borne by the borrower.

Borrower Injection:

Borrower injection is currently $220,700, plus any additional closing costs and fees. These funds must be injected prior to loan closing by Wells Fargo SBA Lending. The source of the Borrower's injection must be dearly identified and documented. Injection from borrowed funds are subject to additional review and must be fully disclosed to avoid closing delays.

Collateral:	●	First security interest in all Inventory, Chattel Paper, Accounts, Equipment, and General Intangibles owned by PASSIONATE PET, INC ("OC").

	●	Assignment of Life Insurance Policy in the amount of $512,300.00 on the life of John J Dunn.

●
Third Deed of Trust/Mortgage owned by John J Dunn on the property located at 2 ST GILES CT, LADERA RANCH, CA 92694 subject only to a lien(s) in favor of Countywide and Bank of America in the aggregate amount of $635,257.00. Evidence of title and priority of lien will be based upon Pirt title policy acceptable to Bank.

	●	Third party pledge from Christine Dunn secured by Third Deed of Trust/Mortgage his/her legal/equitable interest in the real property located at 2 ST GILES CT, LADERA RANCH, CA 92694.

Continuing Guarantees:	John J Dunn

Appraisal Report:

An appraisal report on the real property located at 2 ST GILES CT. LADERA RANCH. CA is a condition of loan approval. The appraisal report must be addressed to a Financial Lending Institution and must be received, reviewed and approved by Wells Fargo SBA Lending prior to closing.

Note: This appraisal cannot be over 3. If loan closing is not completed within the 3 months from date of the appraisal an update will be required at borrowers cost.

Appraisal Fee:	$500 (This is a non-refundable fee).

Fee Authorization:
Please initial here ___________ if you would like us to deduct the PIRT policy fee, appraisal fee and packaging fee from your Welts Fargo checking account #_____________________________. Otherwise, please enclose a check for said fees made payable to Wells Fargo Bank.

Automated Clearing House (ACH) Debit:	Your payment of $6,090.52 will be transferred monthly from your Wells Fargo Business Banking checking account # _____________________________, unless you provide us with other instructions.

Lease Agreement:	Borrower to provide an executed lease for the business facility for at least the term of the loan including any renewals (120 months).

Flood Insurance:
If the collateral for this loan is or will be located in an area designated by the Director of the Federal Emergency Management Agency as a Special Flood hazard area Zone, a Flood Insurance Policy, in a form and substance satisfactory to the Bank, will be required prior to disbursement of the loan and at Borrower's cost.

Life Insurance:
Borrower to provide Assignment of Life Insurance Policy in the amount of $512,300.00 on the life of John J Dunn. An Assignment and Supplemental Questionnaire will need to be approved by the Life Insurance Company prior to closing. Please route insurance company name, policy number and a copy of the policy to the Bank at your earliest convenience. Three copies each of the Assignment and Questionnaire Form will be forwarded to you for your execution. Please note that the Assignment needs to be signed in the presence of a notary. SEND THESE EXECUTED DOCUMENTS BACK TO THE BANK. DO NOT SEND DIRECTLY TO INSURANCE COMPANY OR AGENT. The Bank should not be named as beneficiary.

Insurance Upon Completion of Construction:

Borrower to provide Bank Hazard Insurance Policy in the amount of the replacement cost of the Collateral listed above with a Mortgagee, Loss Payable, and Lender's Loss Payable Endorsement (438BFU/satisfactory to the Bank) prior to final disbursement of the loan.

Disbursements:
Loan will be disbursed in accordance with the SBA Authorization and Loan Agreement. The SBA has restrictions on the use of loan proceeds. Please contact your Loan Closing Officer to determine whether your expenditures before and after loan closing will be eligible for reimbursement. Borrower may be required to provide copies of invoices and/or cancelled checks prior to first and each following disbursement. The SBA requires an executed Settlement Sheet at the time of first disbursement of loan funds.

Prior to disbursement of construction funds, borrower must have spent not less than the amount indicated as Equity Injection in this letter. Loan proceeds for construction will be disbursed by the Bank to borrower/contractors/vendors, as designated by borrower, based on submitted invoices. A maximum of one disbursements per month will be allowed during the construction period. Additional instructions on how to request disbursements will be provided at the time of loan closing.

Loan proceeds used for equipment, furniture, and/or inventory purchases will be paid directly to the vendors based on submitted invoices or to the borrower based on paid invoices.

Loan proceeds used for working capital purposes will be disbursed directly to the borrower's business checking account based on submitted invoices or supporting documentation as required. Disbursements will be limited to two (2) per month, not to exceed $10,000.00, upon loan closing. Please note the minimum draw is $5,000.

Retention:	The Bank retains 10% of all disbursement requests for construction loans until the project is complete.

Project
Completion:	Completion is evidenced by the following:

● A final inspection has been performed by Bank or its agent, which reflects project completion of 100%.

● A "Permanent Certificate of Occupancy" has been issued and a copy has been provided to the Bank.

● A °Notice of Completion" has been recorded within 10 days of project completion and a copy has been provided to the Bank, where applicable.

Change Order:	All change orders must be approved by Bank and its agent prior to commencement of their construction.

Financial Reporting:	Annual business statements and tax returns.
Annual personal statements and tax returns.

Tax Return Verification:

Borrower to sign and date the IRS Form 4506T, Request for Copy or Transcript of Tax Form. This form authorizes Bank to verify Borrower's tax returns (IRS 1040 for sole proprietorships, 1120 or 1120s for corporations, or 1065 for partnerships) with those filed with the IRS.

If there is a discrepancy between reported income on copies of tax returns submitted to Bank with the loan application and amount reported to IRS, or if there is no record of a return filed with IRS, Bank may share borrower's financial information with any government agency. Government agencies which may receive borrower financial information may include, but not be limited to the Small Business Administration (SBA), Internal Revenue Service (IRS), and/or other offices of the Department of Justice. By signing this commitment letter, borrower acknowledges and consents to the above.

Sharing of Financial Information:

Borrower's signature below authorizes Bank to share Borrower's financial information, condition, and performance with other creditors, including the Small Business Administration and its agents. In addition, Borrower is aware that the Bank shares information about the Borrower with Bank affiliates. If the Borrower is an individual the Borrower may opt out of such information sharing with Bank Affiliates and other outside companies in accordance with the procedures set forth in the Wells Fargo Privacy Policy for Business Individuals that will be provided to you with your closing documents. Should you require a copy of this Privacy Policy before your loan closes, please make your request in writing and you will be provided with a brochure that explains the policy and provides directions for opting out of information sharing.

Power of Attorney For UCC filings:

Borrower appoints Bank its true attorney in fact to (i) prepare, execute, file, record, or deliver financing statements, continuation statements, termination statements, statements of assignment, applications for registration, or like papers to perfect, preserve, or release Bank's interests in the Collateral; (ii) cause any Collateral to be transferred to Bank's name or the name of Bank's nominee; and (iii) do all things - and execute all documents in the name of Borrower or otherwise as Bank deems necessary, proper, or convenient in order to preserve, perfect, or enforce its rights in the Collateral.

No Material Adverse Change:

This conditional approval is made in reliance on the continuation of the present management, ownership and financial condition and status of the Borrower and guarantor(s) and other facts and circumstances known by the Lender as of the date hereof. Accordingly, should any actual or threatened adverse change, financial or otherwise, affect the Borrower, any guarantor, or any collateral pledged as security, Lender shall have the right to modify the terms of this conditional approval, or withdraw its conditional approval, in which case it shall have no further obligation to Borrower to make any loan, or otherwise. The determination of adverse change shall be made in the sole and absolute discretion of Lender. Additionally, if Borrower or any guarantor is considered to be in default by Lender or any of Lender's affiliates under any agreement or other obligation now or hereafter in effect, Lender shall be under no obligation to extend any credit to Borrower.

Prior to commencement of any construction or any disbursement, Wells Fargo SBA Lending must have received and/or approved the following items:

●	Completion of all SBA requirements and SBA approval
●	Signed and completed loan documents acceptable to the Bank
●	Completion of all items on the Loan Closing Checklist to be provided by your Wells Fargo Loan Closing Officer.
●
Bank's commitment to extend credit under this agreement is further subject to execution of a Guaranty in form and substance acceptable to Bank. Acceptability of such guarantors shall be in Bank's sole discretion, and may consider any factor, including but not limited to credit delinquencies, collection accounts, foreclosures, bankruptcies, lawsuits, judgments and liens,

●	Acceptable documentation of the required SBA equity injection and Borrower contribution at loan closing of (refer to sources & uses chart).
●	AUTOPAY - Borrower is required as a condition of approval to set up auto-pay for loan payments
●	Evidence of Business License.
●	IRS Tax return verifications on John Dunn for years 2006/2007/2008
●	Minimum appraised value of the secondary collateral real estate of $875,000 located at 2 Giles Ct., Ladera Ranch, CA 92694
●	Site visit by BOO prior to loan closing
●	Written verification of Source of SBA Equity Injection

The funds provided by Bank for this transaction are not available to the Borrower at terms and rates equal to those set forth herein without SBA's participation. With standard Bank loan products, Bank would not be able to fund the entire project loan.

This credit accommodation is made available subject to the terms, conditions and provisions of comprehensive loan documents to be executed by Borrower all in form and substance satisfactory to Wells Fargo Bank. These documents must be executed within 2 months from date that this letter is signed and accepted by the Borrower.

Bank reserves the right to terminate this commitment at any time prior to Bank's receipt of acceptance by the Borrower. This commitment is personal to the Borrower and may not be transferred or assigned without prior written consent of the Bank. Your acknowledgment of this letter and payment of $1,700 to Wells Fargo Bank, N.A. (to be used towards the payment of the loan packaging fee, PIRT policy fee, and appraisal fees) shall constitute acceptance of the foregoing terms and conditions.

Unless accepted or terminated, this commitment will expire in 7 days.

The bank reserves the right to "pre-close" your loan by signing documents up to three business days prior to funding.

Changes to the borrower or any terms of this commitment must be approved in writing by the Bank and may result in delays in closing andlor funding of your loan.

Sincerely,

David Kalitowski
WFSBA Loan Officer

Accepted By:

PASSIONATE PET, INC

Name: John J Dunn
Title: President

Date:

Guarantor Acknowledgment:

John J Dunn, Individual

Name: John J Dunn

Date:

3rd Party Pledgor Acknowledgment:

Christine Dunn, an Individual

Name: Christine Dunn

Date: